Filed pursuant to Rule 433

Registration No. 333-121067

March 29, 2006

$650,000,000

2YR 3-MONTH LIBOR FLOATING RATE NOTES

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	A1/ A+/ A+
Principal Amount:	$650,000,000
Security Type:	Senior Notes
Legal Format:	SEC Registered
Issue Price:	100% of principal amount
Settlement Date:	April 3, 2006
Maturity Date:	April 2, 2008
Coupon:	3-month LIBOR (Telerate Page 3750) plus .03%
Interest Payment Dates:	Oct. 3, Jan. 3, Apr. 3, Jul. 3, commencing on July 3, 2006
Interest Determination Dates:	Two London banking days prior to the first day of the relevant interest period
Day Count Convention/
Business Day Convention:	Actual/360; Modified Following, Adjusted
Denominations:	$1,000
Underwriters:	Lehman Brothers (98%) (bookrunner)
BNP Paribas, Hypo Capital Markets, Inc. (1% each)

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.